Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
OneSource Information Services, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of OneSource Information Services, Inc. and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to these consolidated financial statements, the Company changed its method of accounting for the amortization of goodwill in accordance with guidance provided by Statements of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” in 2002.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts
January 28, 2004, except for Note 15, as to which the date is March 1, 2004

ONESOURCE INFORMATION SERVICES, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$22,794	$23,096
Accounts receivable, net of allowance for doubtful accounts of $289 and $299 at December 31, 2003 and 2002, respectively	16,705	16,499
Deferred royalties	1,729	2,873
Deferred commissions	1,362	1,644
Prepaid expenses and other current assets	899	822

Total current assets	43,489	44,934
Property and equipment, net	4,612	3,629
Goodwill	4,445	4,445
Acquired intangible assets, net	890	1,217
Restricted time deposit	—	603
Long-term deferred royalties	1,517	1,540
Capitalized software development costs, net	3,923	2,250
Deferred income taxes	1,480	—
Other assets	207	180

Total assets	$60,563	$58,798

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,046	$—
Accounts payable	1,851	2,222
Accrued compensation and benefits	2,692	2,534
Accrued royalties	2,641	3,419
Accrued expenses	1,882	2,612
Deferred revenues	29,520	30,257
Deferred income taxes	692	245

Total current liabilities	40,324	41,289
Long-term debt	1,528	—

Total liabilities	41,852	41,289

Commitments, contingencies and guarantees (Note 13)	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value:
1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value:
35,000,000 shares authorized; 13,287,453 shares issued and 11,635,432 shares outstanding at December 31, 2003; 13,287,453 shares issued and 11,681,741 shares outstanding at December 31, 2002	133	133
Additional paid-in capital	36,720	35,128
Accumulated deficit	(6,801)	(5,856)
Accumulated other comprehensive income	941	437
Treasury stock, at cost	(12,282)	(12,333)

Total stockholders’ equity	18,711	17,509

Total liabilities and stockholders’ equity	$60,563	$58,798

The accompanying notes are an integral part of these consolidated financial statements.

ONESOURCE INFORMATION SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Year ended December 31,
	2003	2002	2001
Revenues	$57,284	$57,750	$59,017
Cost of revenues	18,228	18,064	18,496

Gross profit	39,056	39,686	40,521

Operating expenses:
Selling and marketing	17,135	16,467	18,447
Platform and product development	10,574	10,040	8,360
General and administrative	7,308	6,156	5,889
Amortization of acquired intangible assets	327	427	460
Restructuring	—	—	660
Amortization of goodwill	—	—	1,020

Total operating expenses	35,344	33,090	34,836

Income from operations	3,712	6,596	5,685
Interest income	446	490	903
Interest expense	(83)	(53)	(50)

Income before provision for income taxes	4,075	7,033	6,538
Provision for income taxes	1,528	2,602	1,882

Net income	$2,547	$4,431	$4,656

Net income per share:
Basic	$0.22	$0.37	$0.37
Diluted	$0.21	$0.35	$0.34
Weighted average common shares outstanding:
Basic	11,489	11,859	12,424
Diluted	11,884	12,512	13,519

The accompanying notes are an integral part of these consolidated financial statements.

ONESOURCE INFORMATION SERVICES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands, except share data)

	Common Stock		Additional Paid-in	Unearned	Accumulated
	Shares	Amount	Capital	Compensation	Deficit
Balance, December 31, 2000	12,158,467	$122	$30,309	$(174)	$(14,033)
Comprehensive income:
Net income					4,656
Foreign currency translation adjustment
Comprehensive income
Amortization of unearned compensation relating to grants of stock options				97
Issuance of common stock pursuant to exercise of options	812,030	8	1,601
Issuance of common stock pursuant to the employee stock purchase plan	50,967	—	379
Repurchase of common stock
Tax benefits of stock options			865

Balance, December 31, 2001	13,021,464	130	33,154	(77)	(9,377)
Comprehensive income:
Net income					4,431
Foreign currency translation adjustment
Comprehensive income
Amortization of unearned compensation relating to grants of stock options				77
Issuance of common stock pursuant to exercise of options	238,327	3	471		(858)
Issuance of common stock pursuant to the employee stock purchase plan	27,662	—	175		(52)
Repurchase of common stock
Tax benefits of stock options			1,328

Balance, December 31, 2002	13,287,453	133	35,128	—	(5,856)
Comprehensive income:
Net income					2,547
Foreign currency translation adjustment
Comprehensive income
Issuance of common stock pursuant to exercise of options			14		(3,410)
Stock-based employee compensation expense			51
Issuance of common stock pursuant to the employee stock purchase plan					(82)
Repurchase of common stock
Tax benefits of stock options			1,527

Balance, December 31, 2003	13,287,453	$133	$36,720	$—	$(6,801)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Accumulated
	Other Comprehensive	Treasury stock		Total Stockholders’	Comprehensive
	Income	Shares	Amount	Equity	Income
Balance, December 31, 2000	$129	—	$—	$16,353
Comprehensive income:
Net income				4,656	$4,656
Foreign currency translation adjustment	138			138	138

Comprehensive income					$4,794

Amortization of unearned compensation relating to grants of stock options				97
Issuance of common stock pursuant to exercise of options				1,609
Issuance of common stock pursuant to the employee stock purchase plan				379
Repurchase of common stock		960,600	(8,097)	(8,097)
Tax benefits of stock options				865

Balance, December 31, 2001	267	960,600	(8,097)	16,000
Comprehensive income:
Net income				4,431	$4,431
Foreign currency translation adjustment	170			170	170

Comprehensive income					$4,601

Amortization of unearned compensation relating to grants of stock options				77
Issuance of common stock pursuant to exercise of options		(150,199)	1,157	773
Issuance of common stock pursuant to the employee stock purchase plan		(22,839)	179	302
Repurchase of common stock		818,150	(5,572)	(5,572)
Tax benefits of stock options				1,328

Balance, December 31, 2002	437	1,605,712	(12,333)	17,509
Comprehensive income:
Net income				2,547	$2,547
Foreign currency translation adjustment	504			504	504

Comprehensive income					$3,051

Issuance of common stock pursuant to exercise of options		(859,725)	6,421	3,025
Stock-based employee compensation expense				51
Issuance of common stock pursuant to the employee stock purchase plan		(36,866)	277	195
Repurchase of common stock		942,900	(6,647)	(6,647)
Tax benefits of stock options				1,527

Balance, December 31, 2003	$941	1,652,021	$(12,282)	$18,711

The accompanying notes are an integral part of these consolidated financial statements.

8

ONESOURCE INFORMATION SERVICES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year ended December 31,
	2003	2002	2001
Cash flows relating to operating activities:
Net income	$2,547	$4,431	$4,656
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,061	3,152	3,067
Amortization of goodwill	—	—	1,020
Amortization of acquired intangible assets	327	427	460
Stock-based employee compensation expense	51	77	97
Tax benefits of stock options	739	1,328	865
Deferred income taxes	(245)	—	—
Loss on disposal of fixed assets	14	7	23
Changes in operating assets and liabilities:
Accounts receivable	355	864	2,413
Deferred royalties	1,144	260	2,036
Deferred commissions	282	(302)	771
Prepaid expenses and other assets	(81)	(518)	(65)
Long-term deferred royalties	23	(514)	(1,026)
Accounts payable	(491)	460	(95)
Accrued compensation and benefits	84	391	(1,269)
Accrued royalties	(778)	(420)	(1,655)
Accrued expenses	(737)	734	22
Deferred revenues	(1,659)	2,302	(1,890)

Net cash provided by operating activities	4,636	12,679	9,430

Cash flows relating to investing activities:
Decrease in restricted time deposits	603	—	—
Purchases of property and equipment	(3,246)	(1,872)	(1,843)
Capitalization of software development costs	(2,480)	(1,872)	(759)

Net cash used by investing activities	(5,123)	(3,744)	(2,602)

Cash flows relating to financing activities:
Issuance of stock pursuant to stock options and employee stock purchase plan	3,220	1,075	1,988
Repurchase of common stock for treasury	(6,647)	(5,572)	(8,097)
Proceeds from issuance of long-term debt	3,140	—	—
Repayments of long-term debt	(566)	—	—
Repayment of capital lease obligations	—	—	(33)

Net cash used by financing activities	(853)	(4,497)	(6,142)

Effect of exchange rate changes on cash and cash equivalents	1,038	496	138

Increase (decrease) in cash and cash equivalents	(302)	4,934	824
Cash and cash equivalents, beginning of year	23,096	18,162	17,338

Cash and cash equivalents, end of year	$22,794	$23,096	$18,162

Supplemental disclosure of cash flow information:
Cash paid for interest	$64	$32	$1
Cash paid for income taxes	$1,664	$411	$333

The accompanying notes are an integral part of these consolidated financial statements.

ONESOURCE INFORMATION SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business

     OneSource Information Services, Inc. (“OneSource”) provides Web-based business and financial information products to professionals in corporations and other enterprises and also distributes information on private technology companies. OneSource primarily sells its products through a direct sales force located throughout the United States and United Kingdom. OneSource manages its business as a single segment.

2. Summary of Significant Accounting Policies

Principles of Consolidation

     The consolidated financial statements include the accounts of OneSource and its wholly-owned subsidiaries: Corporate Technology Information Services, Inc. and OneSource Information Services Limited. All significant intercompany transactions and balances have been eliminated.

Revenue Recognition

     OneSource’s products are primarily sold on a subscription basis pursuant to customer contracts that span varying periods of time but are generally for a period of one year. OneSource initially records receivables and defers the related revenues when persuasive evidence of an arrangement exists, fees are fixed or determinable, and collection is reasonably assured. Revenues are recognized ratably over the related subscription period beginning when access to products is granted to the customer in accordance with customer agreements.

Deferred Royalties and Commissions

     Deferred royalties and commissions include royalty costs and sales commissions that are associated with procuring information and securing a subscription to be delivered over the subscription period, respectively. These costs are deferred and amortized ratably over the associated subscription period as a component of cost of revenues and selling and marketing expense, respectively. Long-term deferred royalties are attributable to certain limited contracts with information providers that allow for the use of their information for a predetermined period of time at no additional cost to OneSource after termination of the contract (“Wind-down Period”). OneSource currently intends to renew all existing contracts that include a Wind-down Period, and accordingly, royalty payments associated with a Wind-down Period have been classified as long-term deferred royalties. If a contract relating to the procurement of information used in the OneSource products is terminated prematurely and/or OneSource elects to no longer use such information, for any reason, royalty expense recognition may be accelerated and incurred sooner than originally anticipated. At December 31, 2003 and 2002, deferred costs consisted of $1.4 million and $1.6 million, respectively, related to sales commissions and $3.2 million and $4.4 million, respectively, related to royalties.

Cash and Cash Equivalents

     Cash equivalents consist of highly liquid investment securities with original maturities of three months or less at the date of purchase and are stated at cost, which approximates fair market value. At December 31, 2003 and 2002, cash equivalents totaled $21.7 million and $21.3 million, respectively, and consisted primarily of money market funds.

Allowance For Doubtful Accounts

     OneSource assesses collectibility of accounts receivable based on a number of factors including, but not limited to, past transactions history with the customer and the credit worthiness of the customer. OneSource maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of OneSource’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances might be required.

Property and Equipment

     Property and equipment are recorded at cost and depreciated over their estimated useful lives, generally three to five years, using the straight-line method. Repair and maintenance costs are expensed as incurred. As an asset is retired or sold, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized.

Advertising Costs

     OneSource recognizes advertising expense as incurred. Advertising expense was approximately $48,000, $78,000 and $58,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Goodwill and Acquired Intangible Assets

     Goodwill and acquired intangible assets, which consist primarily of a trademark, subscriber list and a database, were the result of an acquisition of a company by OneSource in 1999. Acquired intangible assets are amortized using the straight-line method over periods of approximately five years to seven years, based on their estimated useful lives. In accordance with Statement of Financial Accounting Standard No. 142 (“SFAS No. 142”), “Goodwill and Other Intangible Assets,” OneSource ceased amortizing goodwill as of January 1, 2002 and reviews goodwill for potential impairment in the third quarter of each fiscal year, as well as on an event-driven basis, using a fair value approach. Since OneSource constitutes one reporting unit under SFAS No. 142, its fair value, which equals its market capitalization based on the closing price of its common stock as quoted on the NASDAQ National Market, is compared to its net assets, which includes the carrying value of goodwill. If market capitalization exceeds net assets, it is determined that no impairment has occurred and no adjustment is required. If impairment is indicated, a write-down to the implied fair value of goodwill is recorded. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination.

Long-Lived Asset Impairment

     OneSource periodically evaluates its long-lived assets, excluding goodwill, for impairment under Statement of Financial Accounting Standards No. 144 (“SFAS No. 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets,” whenever events or changes in circumstances indicate, in management’s judgment, that the carrying amount of such assets may not be recoverable. OneSource’s long-lived assets subject to such a review include property and equipment, capitalized software development costs and acquired intangible assets. When such events or changes in circumstances occur, OneSource assesses the recoverability of the assets by determining whether the amortization of the remaining balance over its estimated remaining life can be recovered through projected undiscounted future cash flows and measures the impairment loss, if any, based on the related future estimated discounted cash flows. Such events and changes in circumstances include, but are not limited to, significant underperformance relative to expected historical or projected future operating results and significant negative industry or economic trends.

Platform and Product Development and Software Development Costs

     Platform and product development costs, other than certain software development costs, are charged to expense as incurred. OneSource follows Statement of Position 98-1 (“SOP 98-1”), “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” which requires research and development costs associated with the application development stage to be capitalized for internal use software. Capitalized software development projects primarily include software platforms used in OneSource products and programs used for its proprietary classification system. At December 31, 2003 and 2002, external and internal capitalized software development costs, net of accumulated amortization, were $3.9 million and $2.3 million, respectively, as reported under the caption “Capitalized software development costs, net” on the consolidated balance sheets. In addition, property and equipment as reported on the consolidated balance sheets included $1.5 million and $0.1 million of external and internal capitalized software development costs, net of accumulated amortization as of December 31, 2003 and 2002, respectively. Capitalized software is amortized over its estimated useful life, generally two to three years, using the straight-line method. For the years ended December 31, 2003, 2002 and 2001, amortization of capitalized software development costs amounted to $0.8 million, $0.5 million and $0.5 million, respectively.

Financial Instruments

     The carrying amounts reflected in the consolidated balance sheet for cash and cash equivalents, restricted time deposits, and accounts receivable approximate their fair value due to the short-term maturities of these instruments. Because of its variable interest rate, the carrying value of OneSource’s long-term debt approximates its fair value. OneSource does not engage in off-balance sheet transactions.

Concentration of Credit Risk

     Financial instruments that potentially subject OneSource to concentrations of credit risk consist primarily of cash, cash equivalents, and accounts receivable. In accordance with OneSource’s cash investment policy, the majority of its investments are made in investment grade securities and are managed by financial institutions with strong credit ratings. At December 31, 2003 and periodically throughout the year, OneSource has maintained cash and cash equivalents in various operating accounts in excess of federally insured limits. OneSource limits the amount of credit exposure with any one financial institution by evaluating the creditworthiness of the financial institutions with which it invests.

     Concentration of credit risk with respect to accounts receivable is limited due to the large number of companies comprising OneSource’s client base. Ongoing credit evaluations of customers’ financial condition are performed and collateral is generally not required. OneSource maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management’s expectations. Management believes the risk with respect to accounts receivables is mitigated by the fact that OneSource’s customer base is geographically widespread and is highly diversified. As of December 31, 2003 and 2002, OneSource’s single largest outstanding accounts receivable balance represented 6% and 4%, respectively, of its total outstanding accounts receivable. No single customer accounted for 3% or more of annual revenues for the years ended December 31, 2003, 2002 or 2001.

Accounting for Stock-Based Compensation

     Compensation expense has been recognized for OneSource’s stock option plans in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” Had compensation cost been determined based on the fair value of the options at the grant date consistent with the provisions of Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”), “Accounting for Stock-Based Compensation,” OneSource’s net income and net income per share on a pro forma basis would have been as shown below. For the years ended December 31, 2002 and 2001, stock-based compensation expense determined under the fair value method for all awards has been adjusted to properly reflect related tax effects.

	Year ended December 31,
	2003	2002	2001
	(In thousands, except per share data)
Net income :
As reported	$2,547	$4,431	$4,656
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	51	77	97
Less: Stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(2,421)	(2,343)	(1,657)

Pro forma net income	$177	$2,165	$3,096

Basic net income per share:
As reported	$0.22	$0.37	$0.37
Pro forma	$0.02	$0.18	$0.25
Diluted net income per share:
As reported	$0.21	$0.35	$0.34
Pro forma	$0.01	$0.17	$0.23

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Year ended December 31,
	2003	2002	2001
Assumptions:
Expected option term (years)	5.0	5.0	5.0
Risk-free interest rate	2.89%	4.34%	4.86%
Expected volatility	56.00%	56.00%	59.00%
Dividend yield	—%	—%	—%
Fair value:
Weighted-average fair value of options granted	$3.83	$3.75	$4.36

     The fair value of shares issued under the 1999 Employee Stock Purchase Plan was estimated on the date of issue using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Year ended December 31,
	2003	2002	2001
Assumptions:
Expected term (years)	0.49	0.49	0.54
Risk-free interest rate	1.42%	2.50%	5.05%
Expected volatility	56.00%	56.00%	59.00%
Dividend yield	—%	—%	—%
Fair value:
Weighted-average fair value of shares issued under the Purchase Plan	$1.78	$2.34	$2.90

Earnings Per Share

     Earnings per share is computed in accordance with Statement of Financial Accounting Standards No. 128 (“SFAS No. 128”), “Earnings Per Share.” SFAS No. 128 requires the presentation of two amounts: basic earnings per share and diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is computed by dividing net income by the sum of the weighted average number of shares of common stock outstanding during the year plus, when dilutive, the weighted average number of shares of potential common stock from the assumed exercise of stock options using the treasury stock method.

Foreign Currency Translation

     Assets and liabilities of OneSource’s United Kingdom operations, where the local currency is the functional currency, are translated into US dollars at the exchange rate in effect as of the balance sheet date, while revenues and expenses are translated at average exchange rates during the period. The resulting translation adjustment is reflected in stockholders’ equity as a component of accumulated other comprehensive income. Foreign currency transaction gains and losses, which were not material in amount for any period reported, are reflected in the consolidated statements of income.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires OneSource management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

     In November 2002, the Emerging Issues Task Force (the “EITF”) reached a consensus on Issue 00-21, “Revenue Arrangements with Multiple Deliverables.” EITF Issue 00-21 addresses revenue recognition for revenue arrangements with multiple deliverables. The deliverables in these revenue arrangements should be divided into separate units of accounting when the individual deliverables have value to the customer on a stand-alone basis; there is objective and reliable evidence of the fair value of the undelivered elements; and, if the arrangement includes a general right to return the delivered element, delivery or performance of the undelivered element is considered probable. The relative fair value of each unit should be determined and the total consideration of the arrangement should be allocated among the individual units based on their relative fair value. The guidance in this issue is effective for revenue arrangements entered into after June 15, 2003. OneSource has determined that the adoption of EITF Issue 00-21 did not have an impact on its results of operations or financial position.

     In April 2003, the Financial and Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 149 (“SFAS No. 149”), “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies the accounting and reporting for derivatives, amending the previously issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative, amends the definition of an underlying contract, and clarifies when a derivative contains a financing component in order to increase the comparability of accounting practices under SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. OneSource has determined that the adoption of SFAS No. 149 did not have an impact on its financial position and results of operations.

     In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 (“SFAS No. 150”), “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 applies specifically to a number of financial instruments that companies have historically presented within their financial statements, either as equity or between the liabilities section and the equity section, rather than as liabilities. SFAS 150 is generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. OneSource has determined that the adoption of SFAS No. 150 did not have an impact on its financial position and results of operations.

     In December 2003, the Staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 104 (“SAB No. 104”), “Revenue Recognition.” SAB 104 was effective upon issuance and supersedes Staff Accounting Bulletin No. 101 (“SAB No. 101”), “Revenue Recognition in Financial Statements.” SAB 104’s primary purpose is to rescind the accounting guidance in SAB 101 related to multiple-element arrangements as this guidance has been superseded as a result of the issuance of EITF Issue 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” OneSource has determined that the adoption of SAB No. 104 did not have an impact on its financial position and results of operations.

Reclassification

     Certain reclassifications have been made to prior year balances in order to conform to the current year presentation. Such reclassifications had no impact on net income or net stockholders’ equity.

3. Goodwill and Acquired Intangible Assets

     As of January 1, 2002, OneSource adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, goodwill and certain other intangible assets with indefinite lives are no longer amortized, but instead are reviewed for impairment annually, or more frequently if impairment indicators arise.

     In connection with the adoption of SFAS No. 142, OneSource was required to perform a transitional impairment assessment of goodwill within six months of adoption of this standard. SFAS No. 142 requires that OneSource identify its reporting units and determine the carrying value of each of those reporting units by assigning assets and liabilities, including existing goodwill and intangible assets, to those reporting units. OneSource has concluded that it currently has one reporting unit, and has assigned the entire balance of goodwill to this reporting unit for purposes of performing the transitional impairment test and annual impairment test. The fair value of this reporting unit was determined using OneSource’s market capitalization based on the closing price of its common stock as quoted on the NASDAQ National Market. OneSource completed its transitional impairment assessment of goodwill during the first quarter of 2002, and determined that goodwill was not impaired. OneSource performs its annual goodwill impairment test during the third quarter of each fiscal year as well as on an event-driven basis to determine whether goodwill is impaired. If OneSource’s market capitalization exceeds its net assets, it is determined that no impairment has occurred and no adjustment is required. If impairment is indicated, a write-down to the implied fair value of goodwill is recorded. OneSource performed its annual goodwill impairment test during the third quarter of 2003 and determined that goodwill was not impaired because OneSource’s fair value exceeded the net assets of the reporting unit, including goodwill.

     A reconciliation of reported net income and net income per share for the year ended December 31, 2001 adjusted to excluded goodwill amortization is as follows:

	Year ended December 31,
	2003	2002	2001
				Per Share Amount
				Basic	Diluted
	(In thousands, except per share data)
Net income, as reported	$2,547	$4,431	$4,656	$0.37	$0.34
Add back: amortization expense of goodwill, net of related tax effects	—	—	1,020	0.09	0.08

Adjusted net income	$2,547	$4,431	$5,676	$0.46	$0.42

     There was no change in the carrying value of goodwill during the year ended December 31, 2003. During the year ended December 31, 2002, the carrying value of goodwill was reduced by $0.5 million as a result of the utilization of an acquired net operating loss carryforward.

     Acquired intangible assets consist of the following:

	December 31, 2003			December 31, 2002
	(In thousands)
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
Non-compete agreement	$—	$—	$—	$400	$(400)	$—
Subscriber list	1,150	(675)	475	1,150	(516)	634
Database	986	(598)	388	986	(458)	528
Trademark	145	(118)	27	145	(90)	55

	$2,281	$(1,391)	$890	$2,681	$(1,464)	$1,217

     For the years ended December 31, 2003, 2002 and 2001, amortization expense of acquired intangible assets was $0.3 million, $0.4 million, and $0.5 million, respectively. The following table summarizes estimated future amortization expense related to acquired intangible assets recorded at December 31, 2003 for the periods indicated:

Estimated
Year ending	Amortization
December 31,	Expense
(In thousands)
2004	$327
2005	299
2006	264

$890

4. Property and Equipment

     Property and equipment consists of the following:

	December 31,
	2003	2002
	(In thousands)
Office and computer equipment	$13,583	$10,825
Furniture and fixtures	553	532

	14,136	11,357
Less: accumulated depreciation and amortization	(9,524)	(7,728)

	$4,612	$3,629

     During 2003 and 2002, OneSource retired $0.5 million and $0.2 million, respectively, of fully depreciated property and equipment. Total depreciation expense for the years ended December 31, 2003, 2002 and 2001 was $2.3 million, $2.6 million, and $2.6 million, respectively.

5. Long-Term Debt

     In December 2002, OneSource entered into a Loan and Security Agreement with Silicon Valley Bank permitting borrowings of up to $10.0 million. The loan and security agreement represents a working capital revolving line of credit and an equipment line of credit for up to $5.0 million each and was effective for one year from the date of signing. OneSource has granted the bank a security interest in substantially all the assets of the company as collateral.

     Borrowings under the working capital line of credit are at the prime interest rate (4.00% as of December 31, 2003), plus 0.25%, and borrowings under the equipment line of credit incur interest at the prime rate plus 0.50%. The equipment line of credit had two draw-down periods, one that expired on March 31, 2003 and a second that expired on September 30, 2003. Principal payments under the equipment line of credit consist of 36 equal monthly installments, commencing at the end of each draw-down period. The working capital line of credit expired on December 20, 2003. On January 8, 2004, OneSource entered into the First Loan Modification Agreement that retroactively extends the working capital revolving line of credit portion of the Loan and Security Agreement from December 21, 2003 until March 18, 2004. OneSource did not renew the working capital revolving line of credit which expired on March 18, 2004. The maximum borrowing capacity for the working capital line of credit was limited to 80% of OneSource’s eligible domestic accounts receivable that are less than 90 days outstanding. The Loan and Security Agreement contains financial covenants requiring that once a borrowing takes place, OneSource maintain an adjusted quick ratio of 2.0:1 and report a net profit of at least $1.00 for each fiscal quarter. The adjusted quick ratio is defined as quick assets to current liabilities, minus deferred revenue. As of December 31, 2002, OneSource was in compliance with these financial covenants. However, at December 31, 2003, OneSource did not comply with certain negative covenants of the Loan and Security Agreement and the bank has waived such noncompliance as of March 1, 2004.

     In March 2003, OneSource borrowed $1.5 million under the equipment line of credit. Monthly repayments of 36 equal installments began on April 1, 2003. In June 2003, OneSource reserved $0.6 million from the working capital line of credit to secure two letters of credit related to leased office space. In September 2003, OneSource borrowed $1.3 million under the equipment line of credit. Monthly repayments of 36 equal installments began on October 1, 2003.

     In June 2003, OneSource borrowed $0.3 million and issued a promissory note to fund maintenance costs associated with computer networking equipment. The note is payable in twelve equal quarterly installments of approximately $25,000 at an effective interest rate of 1.7%, beginning May 2003. The promissory note does not require any collateral and does not contain any financial covenants.

     The following table summarizes future maturities under the equipment line of credit and the promissory note as of December 31, 2003:

	Equipment	Promissory
Year ending December 31,	Line of Credit	Note	Total Debt
	(in thousands)
2004	$948	$102	$1,050
2005	948	102	1,050
2006	454	25	479

Minimum future payments	2,350	229	2,579
Less amounts representing interest	—	5	5

Total debt	2,350	224	2,574
Current portion of long-term debt	948	98	1,046

Long-term debt	$1,402	$126	$1,528

6. Net Income Per Share

     Below is a summary of the shares used in computing basic and diluted net income per share for the years indicated.

	Year ended December 31,
	2003	2002	2001
	(In thousands)
Weighted-average shares outstanding used for basic net income per share	11,489	11,859	12,424
Incremental shares from dilutive stock options	395	653	1,095

Weighted-average shares outstanding used for diluted net income per share	11,884	12,512	13,519

     For the years ended December 31, 2003, 2002, and 2001, stock options to purchase 1,511,477, 2,317,512 and 1,026,931 shares of common stock, respectively, were outstanding, but were not included in the computation of diluted net income per share because the exercise prices of the options were greater than the average market price of common stock during the year; as a result, their inclusion would have been antidilutive.

7. Stockholders’ Equity

Authorized Shares

     The authorized capital stock of OneSource consists of 35,000,000 shares of common stock, $0.01 par value, and 1,000,000 shares of undesignated preferred stock, $0.01 par value.

Voting Rights

     All holders of common stock are entitled to one vote per share on all matters to be voted upon by OneSource’s shareholders.

Shareholder Rights Plan

     In October 2003, the board of directors of OneSource adopted a shareholder rights plan (the “Rights Plan”) under which all holders of record of OneSource common stock as of October 6, 2003 were issued a right to purchase a fraction of a share of a new series of preferred stock. The Rights Plan is designed to enhance the ability of OneSource’s board of directors to provide for fair and equal treatment for all shareholders.

     Each right entitles the holder to purchase from OneSource one-thousandth of a share of a new series of participating preferred stock at an initial purchase price of $32.50. The rights will become exercisable and will detach from the common stock a specified period of time after any person has become the beneficial owner of 15% or more of OneSource common stock or commenced a tender or exchange offer which, if consummated, would result in any person becoming the beneficial owner of 15% or more of the common stock.

     If any person becomes the beneficial owner of 15% or more of OneSource common stock, each right will entitle the holder, other than the acquiring person, to purchase for a number of shares of capital stock of OneSource having a value of twice the purchase price.

     If, following an acquisition of 15% or more of OneSource common stock, OneSource is involved in certain mergers or other business combinations or sells or transfers more than 50% of its assets or earning power, each right will entitle the holder to purchase for the purchase price common stock of the other party to such transaction having a value of twice the purchase price.

     At any time after a person has acquired 15% or more (but before any person has acquired more than 50%) of OneSource common stock, OneSource may exchange all or part of the rights for shares of common stock at an exchange ratio of one share of common stock per right.

     The Rights Plan “grandfathers” ValueAct Capital, L.P. and its affiliates (“ValueAct Capital”) as long as they do not acquire beneficial ownership of more than 35% of OneSource common stock. On February 17, 2004, the Rights Plan was amended to exempt the proposed transaction with ValueAct Capital.

     OneSource may redeem the rights at a price of $0.001 per right at any time prior to the time that any person becomes the beneficial owner of 15% or more of its common stock. The rights will expire on October 6, 2013, unless earlier exchanged.

Treasury Stock

     In April 2001, OneSource’s board of directors announced a stock buyback program to repurchase up to 1,000,000 shares of OneSource common stock over the following twelve months. In January 2002, OneSource completed the repurchase of its common stock authorized under this program at an average price of $8.48 per share.

     In January 2002, OneSource’s board of directors announced a second stock buyback program to repurchase up to an additional $5.0 million of its common stock over the following twelve months. In November 2002, OneSource completed its second stock buyback program, having repurchased 749,931 shares of its common stock at an average price of $6.67 per share.

     In October 2002, OneSource’s board of directors announced a third stock buyback program to repurchase up to an additional $5.0 million of its common stock over the following twelve months. In August 2003, OneSource completed its third stock buyback program, having repurchased 736,837 shares of its common stock at an average price of $6.79 per share.

     In July 2003, OneSource’s board of directors announced a fourth stock buyback program to repurchase up to an additional $7.0 million of its common stock over the following twelve months. As of December 31, 2003, OneSource had repurchased 234,882 shares of its common stock under this fourth stock buyback program at an average price of $7.83 per share for a total cost of $1.8 million.

     In August 2002, OneSource began to re-issue its treasury stock, using the average cost method, for stock option exercises associated with OneSource’s various stock option plans and for common stock sold under the 1999 Employee Stock Purchase Plan. As of December 31, 2003, OneSource had re-issued 1,069,629 shares of its treasury stock having an average cost of $7.51 per share.

     Gains resulting from the re-issuance of treasury stock at per share prices that are above the average cost are recorded as an increase to additional paid-in capital. Losses resulting from the re-issuance of treasury stock at per share prices that are below the average cost are first recorded as a reduction of additional paid-in capital for previously recorded gains, then as an increase to accumulated deficit. As a result of the re-issuance of treasury stock, OneSource recorded an increase of $3.5 million and $0.9 million to accumulated deficit during the years ended December 31, 2003 and 2002, respectively.

8. Stock Plans

     The 1993 Stock Purchase and Option Plan (the “1993 Plan”) provides for the grant of incentive stock options and non-qualified stock options for the purchase of up to an aggregate of 4,273,500 shares of OneSource’s common stock by employees, directors, consultants, and advisors of OneSource. The board of directors determines the term of each option, option price, number of shares for which each option is granted, whether restrictions will be imposed on the shares subject to options, and the vesting schedule of each option. The exercise price for incentive stock options granted may not be less than the fair value per share of the underlying common stock on the date granted as determined by the board of directors (not less than 110% of the fair value for options granted to holders of more than 10% of the voting stock of OneSource). Additionally, the term of the options cannot exceed ten years (five years for options granted to holders of more than 10% of the voting stock of OneSource). The options generally vest over a four-year period. No shares of common stock remain available for grant under the 1993 Plan.

     In February 1999, the board of directors of OneSource approved the 1999 Stock Option and Incentive Plan (the “1999 Plan”) to be effective upon OneSource’s initial public offering. The 1999 Plan provides for the grant of stock-based awards to employees, officers and directors of, and consultants or advisors to, OneSource. The 1999 Plan is administered by the board of directors of OneSource and the compensation committee. Subject to the provisions of the 1999 Plan, each of the board of directors and the compensation committee has the authority to select the persons to whom awards are granted and to determine the terms of each award, including the number of shares of common stock subject to the award. All stock options granted pursuant to the 1999 Plan are granted at fair market value and generally vest over a four year period at a rate of 25% per year starting on the first anniversary of the vesting start date. A total of 3,300,000 shares of common stock are authorized for issuance upon the exercise of options or other awards granted under the 1999 Plan. As of December 31, 2003, there were 854,006 shares of common stock available for grant under the 1999 Plan.

     In February 1999, the board of directors of OneSource approved the 1999 Employee Stock Purchase Plan (the “Purchase Plan”), to be effective upon OneSource’s initial public offering. The Purchase Plan is administered by the board of directors of OneSource or a committee which the Board may designate. The Purchase Plan is intended to provide an incentive to, and to encourage stock ownership by, all eligible employees of OneSource and its participating subsidiaries so that these employees may share in the growth of OneSource by acquiring or increasing their proprietary interest in OneSource. Under the Purchase Plan, payroll deductions are used to purchase OneSource’s common stock for eligible participating employees. An employee electing to participate in the Purchase Plan must authorize an amount (a whole percentage not less than 1% nor more than 10% of the employee’s cash compensation, including base pay or salary and any overtime, bonuses or commissions) to be deducted by OneSource from the employee’s pay and applied toward the purchase of common stock under the Purchase Plan. The Purchase Plan provides for the issuance of a maximum of 300,000 shares of common stock. As of December 31, 2003, there were 129,016 shares of common stock available for grant under the Purchase Plan.

     In March 2001, the board of directors of OneSource approved the 2001 Non-employee Director Stock Option Plan (the “Director Plan”). The Director Plan was ratified by the stockholders in May 2001. The purpose of the Director Plan is to promote the interests of OneSource by providing an inducement to obtain and retain the services of qualified persons who are not employees or officers of OneSource (“Non-Employee Directors”) to serve as members of its board of directors. The Director Plan is administered by the compensation committee of the board of directors of OneSource. Options may be granted to Non-Employee Directors and will generally vest annually at the rate of 25% per year from the date of grant and become immediately exercisable in full upon a change in control of OneSource. The exercise price per share for all options granted under the Director Plan will be equal to the fair market value per share of the common stock on the date of grant. The Director Plan provides for the issuance of a maximum of 300,000 shares of common stock. As of December 31, 2003, there were 97,500 shares of common stock available for grant under the Director Plan.

Reserved Shares

     At December 31, 2003, OneSource had reserved 3,608,999 shares of common stock for issuance under the 1993 Plan, the 1999 Plan, the Purchase Plan and the Director Plan.

     Transactions under the 1993 Plan, the 1999 Plan and the Director Plan during the years ended December 31, 2001, 2002 and 2003 are summarized as follows:

		Weighted-
	Number of	average
	shares	exercise price
Outstanding — December 31, 2000	2,884,473	$4.53
Granted	1,143,844	7.91
Exercised	(812,030)	1.98
Forfeited	(227,417)	7.60

Outstanding — December 31, 2001	2,988,870	6.25
Granted	1,123,900	6.78
Exercised	(388,526)	1.99
Forfeited	(409,551)	8.14

Outstanding — December 31, 2002	3,314,693	6.69
Granted	409,350	7.57
Exercised	(859,725)	3.52
Forfeited	(335,841)	7.77

Outstanding — December 31, 2003	2,528,477	7.82

     The following table summarizes information about stock options outstanding and exercisable at December 31, 2003:

	Outstanding			Exercisable
			Weighted-
		Weighted-	average		Weighted-
		average	remaining		average
	Number of	exercise	contractual	Number of	exercise
Range of exercise price	shares	price	life in years	shares	price
$0.12	612	$0.12	1.9	612	$0.12
$1.36	17,361	1.36	3.6	17,361	1.36
$2.18	9,160	2.18	4.3	9,160	2.18
$5.15 to $7.13	989,867	6.75	8.4	287,361	6.81
$7.90 to $10.50	1,491,138	8.58	7.2	792,677	8.84
$12.00 to $12.13	20,339	12.04	5.6	20,339	12.04

	2,528,477	7.82	7.6	1,127,510	8.21

     As of December 31, 2002 and 2001, 1,430,310 and 1,332,479 options were exercisable, respectively, under the 1993 Plan, the 1999 Plan, and the Director Plan.

Compensation Expense

     During 1999, options to purchase 40,700 shares of common stock were granted with an exercise price of $2.19 per share and options to purchase 30,525 shares of common stock were granted with an exercise price of $5.90 per share; these exercise prices were below the estimated fair market value of the common stock at the date of grant. Unearned compensation of $438,000, less $92,000 subsequently forfeited by a terminated employee, was recorded in accordance with APB Opinion No. 25 and was amortized over the related vesting period of four years. Related compensation expense of $77,000 and $97,000 was recorded during the years ended December 31, 2002 and 2001, respectively.

     During 2003, the vesting period of options to purchase 32,500 shares of common stock was modified in connection with an employee termination. As a result of this modification, OneSource recorded stock-based compensation expense of $51,000 during the year in accordance with the Financial Accounting Standards Board Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation.”

     Options issued during 2003, 2002 and 2001 were granted with exercise prices equal to the fair market value of the common stock at the grant date.

9. Restructuring

     In July and November 2001, OneSource initiated cost reduction programs that included an 11% reduction in its overall workforce and the consolidation of certain functions. OneSource recorded restructuring charges of $0.7 million in 2001 associated with the workforce reduction and consolidation. All amounts were paid during 2002.

10. Income Taxes

     Components of the income before income taxes and of the current and deferred provision for income taxes are as follows:

	Year ended December 31,
	2003	2002	2001
	(in thousands)
Income before income taxes:
Domestic	$1,775	$4,544	$4,682
Foreign	2,300	2,489	1,856

	$4,075	$7,033	$6,538

Current provision for income taxes:
Federal	$450	$846	$401
State	147	365	427
Foreign	962	774	130

	1,559	1,985	958

Deferred provision for income taxes:
Federal	200	512	563
State	41	105	116
Foreign	(272)	—	245

	(31)	617	924

Total provision for income taxes	$1,528	$2,602	$1,882

     Provision has not been made for the United States or additional foreign taxes on undistributed earnings of foreign subsidiaries as those earnings have been permanently reinvested.

     Income taxes computed using the federal statutory income tax rate differ from OneSource’s effective tax rate primarily due to the following:

	Year ended December 31,
	2003	2002	2001
	(in thousands)
Income tax expense at US federal statutory tax rate	$1,385	$2,391	$2,223
State income taxes, net of federal tax effect	138	346	398
Permanent items	47	55	362
Other	(42)	(190)	127
Change in deferred tax asset valuation allowance	—	—	(1,228)

Provision for income taxes	$1,528	$2,602	$1,882

     Components of OneSource’s deferred tax assets and liabilities are as follows:

	December 31,
	2003	2002
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$2,094	$2,727
Depreciation	540	54
Accrued expenses	370	347
Other	316	317

Gross deferred tax assets	3,320	3,445
Less: valuation allowance	—	(1,635)

Total deferred tax assets	3,320	1,810

Deferred tax liabilities:
Prepaid expenses	558	674
Capitalized software development costs	1,609	882
Tax operating leases	—	—
Other intangible assets	365	499

Total deferred tax liabilities	2,532	2,055

Net deferred tax assets (liabilities)	$788	$(245)

     During the fourth quarter of 2003, OneSource assessed the realizability of its deferred tax assets by evaluating all available evidence, both positive and negative, bearing upon the realizability of its deferred tax assets. Based on these facts and circumstances which include, but are not limited to OneSource’s recent history of profitability, current economic conditions and forecasted profitability in the future, management concluded that it was more likely than not that the deferred tax asset would be realized and reduced the valuation allowance to zero. This reduction of the valuation allowance which was related to net operating losses carryforwards from stock option exercises resulted in an increase of $0.8 million to additional paid-in capital.

     During the year ended December 31, 2002, OneSource determined that it was more likely than not that its deferred tax assets would not be realized and so therefore provided a valuation allowance of $1.6 million, which was equal to the full amount of its deferred tax assets.

     As of December 31, 2003, OneSource had combined federal and state net operating loss carryforwards of approximately $5.1 million. The federal net operating loss carryforwards begin to expire in 2020 and the state net operating loss carryforwards begin to expire in 2005. Under the provisions of the Internal Revenue Code, if certain substantial changes in OneSource’s ownership should occur, the amount of net operating loss carryforwards which could be utilized annually to offset future taxable income and income tax liability may be limited. The amount of any annual limitation is determined based upon OneSource’s value prior to an ownership change.

11. Employee Benefit Plans

     On the first day of the month following the date of hire, OneSource employees in the United States are eligible to participate in a tax deferred savings plan (the “Savings Plan”) under Section 401(k) of the Internal Revenue Code. OneSource matches 50% (25% for the years 2000 and prior) of the first 6% of compensation contributed by the employee, and the employee becomes fully vested in OneSource’s matching contribution after three years of service. OneSource’s contributions to the Savings Plan totaled $0.3 million, $0.4 million and $0.3 million for the years ended December 31, 2003, 2002 and 2001, respectively.

     OneSource has a defined contribution savings plan for its employees in the United Kingdom, under which eligible employees may contribute from 2% to 5% of their compensation. Depending upon the employees’ contribution, OneSource provides a matching contribution from 6% to 11% of their compensation. For each of the years ended December 31, 2003, 2002 and 2001, OneSource contributed $0.2 million.

12. Related Party Transactions

     During the year ended December 31, 2003, OneSource had no related party transactions. During the year ended December 31, 2002 and 2001, OneSource had related party transactions for subscriptions to OneSource products. Related parties consisted of customers who held a greater than 10% ownership interest in OneSource. At December 31, 2002 and 2001, OneSource had trade accounts receivable of $0.7 million and $0.5 million, respectively, due from one related party. OneSource recognized revenues of $0.7 million and $0.8 million in the years ended December 31, 2002 and 2001, respectively, from two related parties.

13. Commitments, Contingencies and Guarantees

Leases

     OneSource leases facilities and certain equipment under various noncancellable operating lease agreements. Total rent expense under such leases was $1.5 million for each of the years ended December 31, 2003, 2002 and 2001. Future minimum lease commitments under all noncancellable operating leases at December 31, 2003 are as follows:

Operating
Year ending December 31,	Leases
(in thousands)
2004	$772
2005	262
2006	171
2007	119

Total minimum lease payments	$1,324

Royalties

     OneSource enters into royalty contracts with content providers, which are generally for a term of at least one year and renew for the same period if not cancelled or terminated with advance notice. Under these arrangements, royalties are generally paid on a quarterly basis to content providers. Royalty expense for the years ended December 31, 2003, 2002 and 2001 was $12.6 million, $11.9 million and $11.8 million, respectively. Future minimum royalty payment obligations at December 31, 2003 are as follows:

Royalty
Year ending December 31,	Minimums
(in thousands)
2004	$7,294
2005	1,089

Total minimum royalty payments	$8,383

Restricted Time Deposits

     In connection with two facility leases, OneSource is required to maintain, on behalf of the landlord, irrevocable letters of credit with a bank in the total amount of $603,000 over the term of the leases. Beginning in June 2003, these letters of credit were secured by OneSource’s working capital line of credit. Prior to this date, these letters of credit were guaranteed by restricted certificates of deposit in equal amounts as security for the letters of credit, over the term of the leases.

Guarantor Agreements and Provisions

     The following is a summary of agreements and provisions that OneSource has determined are within the scope of Financial Accounting Standards Board Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others:”

     OneSource’s agreements with customers, third party information and technology providers, and vendors include standard indemnification provisions. Under these indemnification provisions, OneSource generally agrees to defend, indemnify, and hold harmless the indemnified party with respect to any third party claim that the OneSource product, excluding any data or technology provided by the indemnified party, infringes upon a United States or United Kingdom patent, copyright, trade secret, or other proprietary right. The terms of these indemnification provisions are generally perpetual after execution of the agreement. The maximum potential amount of future payments OneSource may be required to make under these indemnification provisions is unlimited. OneSource has never incurred costs to defend lawsuits or settle actions related to these indemnification provisions. As a result, OneSource believes that the estimated fair market value of these indemnification provisions is minimal. Accordingly, OneSource has not recorded any liabilities recorded in its financial statements related to these indemnification provisions as of December 31, 2003.

     OneSource’s agreements with customers also include standard warranty provisions. OneSource warrants that it has the right to license the OneSource product line to customers, but does not warrant the accuracy, adequacy, completeness, or timeliness of the OneSource products or content from the OneSource products. However, OneSource has never incurred expense under its product warranties. As a result, OneSource believes that the estimated fair market value of this warranty provision is minimal. Accordingly, OneSource has not recorded any liabilities in its financial statements related to these warranty provisions as of December 31, 2003.

     OneSource has provisions in its articles of incorporation whereby it indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was serving, at OneSource’s request in such capacity. The maximum potential amount of future payments OneSource could be required to make under these indemnification provisions is unlimited; however, OneSource has a Directors and Officers insurance policy that limits its exposure and should enable it to recover a portion of any future amounts paid. As a result of its insurance policy coverage, OneSource estimates that the exposure resulting from these indemnification provisions is minimal. Accordingly, OneSource has not recorded any liabilities in its financial statements for these provisions as of December 31, 2003.

14. Geographic Information

     Revenues were distributed geographically as follows:

	Year ended December 31,
	2003	2002	2001
		(In thousands)
United States	$40,961	$42,034	$44,086
United Kingdom	16,323	15,716	14,931

	$57,284	$57,750	$59,017

     Substantially all of OneSource’s identifiable long-lived assets are located in the United States.

15. Subsequent Events

     On October 3, 2003, OneSource announced that it had received an unsolicited letter from ValueAct Capital Partners, L.P. and its affiliates (“ValueAct Capital”) expressing an interest in acquiring OneSource’s business. OneSource’s board of directors subsequently formed a special committee of outside directors to evaluate OneSource’s strategic options to maximize shareholder value. The special committee engaged Morgan Stanley & Co. and Portico Capital Securities LLC to assist it in this review. On January 13, 2004, ValueAct Capital amended its Schedule 13D indicating that it was not in a position to refresh its level of interest until OneSource announced its fourth quarter and year-end 2003 financial results.

     On February 5, 2004, OneSource announced that the special committee concluded its active evaluation of strategic options. In connection with the review of strategic options, both the board of directors and Dan Schimmel, president and chief executive officer and director of OneSource, determined that new executive leadership would be in the best interest of OneSource and its shareholders. As a result, OneSource accepted the resignation of Dan Schimmel effective as of February 5, 2004. OneSource’s current chairman Martin Kahn was appointed executive chairman and chief executive officer on an interim basis.

     On February 9, 2004, OneSource announced that it received a letter from ValueAct Capital indicating that it was prepared to offer to acquire all of the outstanding shares of OneSource not already owned by ValueAct Capital at a cash price of $8.10 per share on the terms and conditions contained in a merger agreement enclosed with the letter.

     On February 18, 2004, OneSource announced that it had entered into a merger agreement with affiliates of ValueAct Capital. Under the agreement, each share of common stock of OneSource outstanding at the time of the merger (other than shares held by ValueAct Capital), will be converted into the right to receive $8.40 per share in cash. ValueAct Capital held an approximate 32% ownership interest in OneSource, according to its filing on February 9, 2004 with the Securities and Exchange Commission. The transaction is expected to close in the second quarter of 2004. On February 17, 2004, OneSource’s Rights Agreement with American Stock Transfer & Trust Company, dated as of October 7, 2003, was amended to exempt the proposed transaction. As required under the merger agreement, the board of directors of OneSource terminated OneSource’s 1999 Employee Stock Purchase Plan effective as of February 29, 2004.

     OneSource and its directors were named as defendants in two purported class action lawsuits filed in the Delaware Court of Chancery in February 2004, entitled Hoffacker v. OneSource Information Services, Inc., et al., Filing ID No. 3140593, and Pennsylvania Avenue Funds v. Kamin, et al., Filing ID No. 3141683, respectively. The complaints allege, among other things, that the defendants breached their fiduciary duties in entering into the proposed transaction with affiliates of ValueAct Capital. The complaints seek unspecified damages and injunctive relief. OneSource and its directors believe the claims to be without merit and intend to defend against them vigorously.

     During the first quarter of 2004, OneSource incurred approximately $0.5 million to $0.7 million in expenses in connection with the execution of the merger agreement with affiliates of ValueAct Capital. These expenses include legal fees, accounting fees, and compensation for members of the special committee. In addition, severance costs for OneSource’s previous chief executive officer, which were recorded in the first quarter of 2004, include cash payments of approximately $0.5 million and non-cash compensation expense of $56,000 related to the modification of stock options.

     At December 31, 2003, OneSource did not comply with certain negative covenants of the Loan and Security Agreement as described in Note 5 to these consolidated financial statements and the bank has waived such noncompliance as of March 1, 2004.

ONESOURCE INFORMATION SERVICES, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(unaudited)

	March 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$25,265	$22,794
Accounts receivable, net of allowance for doubtful accounts of $162 and $289 at March 31, 2004 and December 31, 2003, respectively	7,642	16,705
Deferred royalties	1,682	1,729
Deferred commissions	1,350	1,362
Prepaid expenses and other current assets	886	899
Restricted time deposit	500	—

Total current assets	37,325	43,489
Property and equipment, net	5,038	4,612
Goodwill	4,445	4,445
Acquired intangible assets, net	809	890
Restricted time deposit	103	—
Long-term deferred royalties	1,517	1,517
Capitalized software development costs, net	3,839	3,923
Deferred income taxes	1,480	1,480
Other assets	186	207

Total assets	$54,742	$60,563

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,046	$1,046
Accounts payable	1,033	1,851
Accrued compensation and benefits	1,602	2,692
Accrued royalties	2,288	2,641
Accrued expenses	1,907	1,882
Deferred revenues	26,111	29,520
Deferred income taxes	692	692

Total current liabilities	34,679	40,324
Long-term debt	1,266	1,528

Total liabilities	35,945	41,852

Commitments, contingencies and guarantees	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value:
1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value:
35,000,000 shares authorized; 13,287,453 shares issued and 11,647,768 shares outstanding at March 31, 2004; 13,287,453 shares issued and 11,635,432 shares outstanding at December 31, 2003	133	133
Additional paid-in capital	36,767	36,720
Accumulated deficit	(6,983)	(6,801)
Accumulated other comprehensive income	1,063	941
Treasury stock, at cost	(12,183)	(12,282)

Total stockholders’ equity	18,797	18,711

Total liabilities and stockholders’ equity	$54,742	$60,563

The accompanying notes are an integral part of these consolidated financial statements.

ONESOURCE INFORMATION SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(In thousands, except per share data)
(unaudited)

	For the three months ended
	March 31,
	2004	2003
Revenues	$14,339	$14,496
Cost of revenues	4,623	4,709

Gross profit	9,716	9,787

Operating expenses:
Selling and marketing	4,457	4,444
Platform and product development	2,582	2,691
General and administrative	2,998	1,507
Amortization of acquired intangible assets	81	81

Total operating expenses	10,118	8,723

Income (loss) from operations	(402)	1,064
Interest income	160	112
Interest expense	(39)	(3)

Income (loss) before provision for income taxes	(281)	1,173
Provision (benefit) for income taxes	(99)	434

Net income (loss)	$(182)	$739

Net income (loss) per share:
Basic	$(0.02)	$0.06
Diluted	$(0.02)	$0.06
Weighted average common shares outstanding:
Basic	11,639	11,680
Diluted	11,639	12,119

The accompanying notes are an integral part of these consolidated financial statements.

ONESOURCE INFORMATION SERVICES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	For the three months ended
	March 31,
	2004	2003
Cash flows relating to operating activities:
Net income (loss)	$(182)	$739
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	717	800
Amortization of acquired intangible assets	81	81
Stock-based employee compensation expense	56	—
Tax benefits of stock options	—	204
Loss on disposal of fixed assets	1	8
Changes in operating assets and liabilities:
Accounts receivable	9,206	9,728
Deferred royalties	47	654
Deferred commissions	12	287
Prepaid expenses and other assets	38	134
Accounts payable	(850)	(942)
Accrued compensation and benefits	(902)	(1,108)
Accrued royalties	(353)	(1,068)
Accrued expenses	(185)	165
Deferred revenues	(3,654)	(5,094)

Net cash provided by operating activities	4,032	4,588

Cash flows relating to investing activities:
Increase in restricted time deposits	(603)	—
Purchases of property and equipment	(890)	(642)
Capitalization of software development costs	(163)	(802)

Net cash used by investing activities	(1,656)	(1,444)

Cash flows relating to financing activities:
Issuance of stock pursuant to stock options and employee stock purchase plan	89	442
Repurchase of common stock for treasury	—	(1,304)
Proceeds from issuance of long-term debt	—	1,537
Repayments of long-term debt	(261)	—

Net cash provided (used) by financing activities	(172)	675

Effect of exchange rate changes on cash and cash equivalents	267	(181)

Increase in cash and cash equivalents	2,471	3,638
Cash and cash equivalents, beginning of period	22,794	23,096

Cash and cash equivalents, end of period	$25,265	$26,734

The accompanying notes are an integral part of these consolidated financial statements.

ONESOURCE INFORMATION SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

1. Nature of Business

     OneSource Information Services, Inc. (“OneSource”) provides primarily Web-based business and financial information products to professionals in corporations and other enterprises and also distributes information on private technology companies. OneSource primarily sells its products through a direct sales force located throughout the United States and United Kingdom. OneSource manages its business as a single segment.

     On April 29, 2004, OneSource terminated the merger agreement, dated February 18, 2004, with affiliates of ValueAct Capital Partners, L.P. under which each share of common stock of OneSource outstanding at the time of the merger (other than shares held by ValueAct Capital and its affiliates) were to be converted into the right to receive $8.40 per share in cash.

     On April 29, 2004, OneSource also announced that it had agreed to be acquired by a wholly-owned subsidiary of infoUSA Inc. for $8.85 per share in cash. This transaction has been structured as a cash tender offer for 100% of OneSource’s outstanding shares of common stock to be followed by the merger of OneSource with and into a wholly-owned subsidiary of infoUSA Inc., and is expected to close in the second quarter of 2004.

2. Basis of Presentation

     The accompanying consolidated financial statements of OneSource as of March 31, 2004 and for the three-month periods ended March 31, 2004 and 2003 are unaudited. In the opinion of OneSource’s management, these unaudited interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for those periods. The results of operations for the three-month period ended March 31, 2004 are not necessarily indicative of the results of operations for the year ending December 31, 2004.

     The balance sheet as of December 31, 2003 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the consolidated financial statements and footnotes thereto included in OneSource’s Annual Report on Form 10-K, as filed with the United States Securities and Exchange Commission on March 29, 2004.

3. Net Income (Loss) Per Share

     Basic net income (loss) per share is computed using the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the sum of the weighted-average number of common shares outstanding during the period and, if dilutive, the weighted-average number of potential shares of common stock from the assumed exercise of stock options using the treasury stock method.

     Shares used in calculating basic and diluted net income (loss) per share are as follows:

	Three months ended
	March 31,
	2004	2003
	(In thousands)
Weighted-average shares outstanding used for basic net income (loss) per share	11,639	11,680
Incremental shares from dilutive stock options	—	439

Weighted-average shares outstanding used for diluted net income (loss) per share	11,639	12,119

     Options to purchase 2,488,470 and 2,236,048 shares of common stock for the three months ended March 31, 2004 and 2003, respectively, were not included in the computation of diluted net income (loss) per share because the effect of their inclusion would have been anti-dilutive.

4. Accounting for Stock-Based Compensation

     Compensation expense has been recognized for OneSource’s stock option plans in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” Had compensation cost been determined based on the fair value of the options at the grant date consistent with the provisions of Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”), “Accounting for Stock-Based Compensation,” OneSource’s net income (loss) and net income (loss) per share on a pro forma basis would have been as shown below. For the three months ended March 31, 2003, stock-based compensation expense determined under the fair value method for all awards has been adjusted to properly reflect related tax effects.

	Three months ended
	March 31,
	2004	2003
	(In thousands,
	except per share data)
Net income (loss):
As reported	$(182)	$739
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effects	56	—
Less: Stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(688)	(720)

Pro forma net income (loss)	$(814)	$19

Basic net income (loss) per share:
As reported	$(0.02)	$0.06
Pro forma	$(0.07)	$—
Diluted net income (loss) per share:
As reported	$(0.02)	$0.06
Pro forma	$(0.07)	$—

     During the three months ended March 31, 2004, the vesting period and the term for options to purchase 125,000 shares of common stock were modified in connection with an employee termination. As a result of these modifications, OneSource recorded stock-based compensation expense of $56,000 during the three months ended March 31, 2004 in accordance with the Financial Accounting Standards Board Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation.”

5. Goodwill and Acquired Intangible Assets

     As of January 1, 2002, OneSource adopted Statement of Financial Accounting Standards No. 142 (“SFAS No. 142”), “Goodwill and Other Intangible Assets.” Under SFAS No. 142, goodwill and certain other intangible assets with indefinite lives are no longer amortized, but instead are reviewed for impairment annually, or more frequently if impairment indicators arise. SFAS No. 142 requires that OneSource identify its reporting units and determine the carrying value of each of those reporting units by assigning assets and liabilities, including existing goodwill and acquired intangible assets, to those reporting units. OneSource has concluded that it currently has one reporting unit, and has assigned the entire balance of goodwill to this reporting unit for the purpose of performing its annual goodwill impairment test. OneSource performed its annual goodwill impairment test during the third quarter of 2003 and determined that goodwill was not impaired because OneSource’s fair value exceeded the net assets of the reporting unit, including goodwill. The fair value of this reporting unit was determined using OneSource’s market capitalization based on the closing price of its common stock as quoted on the Nasdaq National Market. OneSource will continue to perform its annual goodwill impairment test during the third quarter of each fiscal year, as well as on an event-driven basis, as required under SFAS No. 142.

     There was no change in the carrying value of goodwill during the three months ended March 31, 2004.

     Acquired intangible assets consist of the following:

	March 31, 2004			December 31, 2003
	(In thousands)
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
Subscriber list	$1,150	$(713)	$437	$1,150	$(675)	$475
Database	986	(634)	352	986	(598)	388
Trademarks	145	(125)	20	145	(118)	27

	$2,281	$(1,472)	$809	$2,281	$(1,391)	$890

     Amortization of acquired intangible assets was $81,000 for each of the three-month periods ended March 31, 2004 and 2003. The following table summarizes estimated future amortization expense related to acquired intangible assets recorded at March 31, 2004 for the periods indicated:

Estimated
Year ending	Amortization
December 31,	Expense
(In thousands)
2004 (Remainder)	$246
2005	299
2006	264

$809

6.	Long-Term Debt

     In December 2002, OneSource entered into a Loan and Security Agreement with Silicon Valley Bank permitting borrowings of up to $10.0 million. The Loan and Security Agreement represents a working capital revolving line of credit and an equipment line of credit for up to $5.0 million each and was effective for one year from the date of signing. OneSource has granted Silicon Valley Bank a security interest in substantially all of its assets as collateral.

     Borrowings under the equipment line of credit incur interest at the prime interest rate (4.00% as of March 31, 2004) plus 0.50%. The equipment line of credit had two draw-down periods, one that expired on March 31, 2003 and a second that expired on September 30, 2003. Principal payments under the equipment line of credit consist of 36 equal monthly installments, commencing at the end of each draw-down period. In March 2003, OneSource borrowed $1.5 million under the equipment line of credit and monthly repayments of 36 equal installments began on April 1, 2003. In September 2003, OneSource borrowed $1.3 million under the equipment line of credit and monthly repayments of 36 equal installments began on October 1, 2003.

     The working capital line of credit expired on December 20, 2003. On January 8, 2004, OneSource entered into the First Loan Modification Agreement that retroactively extended the working capital revolving line of credit portion of the Loan and Security Agreement from December 21, 2003 until March 18, 2004. OneSource did not renew the working capital revolving line of credit which expired on March 18, 2004. There were no outstanding borrowings under the working capital line of credit as of March 31, 2004.

     In June 2003, OneSource reserved $0.6 million from the working capital line of credit to secure two letters of credit related to leased office space. OneSource is required to maintain, on behalf of the landlord, these letters of credit over the term of the leases. Due to the expiration of the working capital line of credit on March 18, 2004, OneSource established two restricted certificates of deposits that total $0.6 million to secure these letters of credit.

     The Loan and Security Agreement contains financial covenants requiring that once a borrowing takes place, OneSource maintain an adjusted quick ratio of 2.0:1 and to report a net profit of at least $1.00 for each fiscal quarter. The adjusted quick ratio is defined as quick assets to current liabilities, minus deferred revenue. Quick assets include unrestricted cash, cash equivalents, net billed accounts receivable and investments with maturities of fewer than 12 months. As of March 31, 2004, OneSource did not comply with the financial covenant of reporting at least a net profit of $1.00 for the three months ended March 31, 2004. Silicon Valley Bank waived such noncompliance on April 21, 2004.

     In June 2003, OneSource borrowed $0.3 million and issued a promissory note to fund maintenance costs associated with computer networking equipment. The note is payable in twelve equal quarterly installments of approximately $25,000 at an effective interest rate of 1.7%, beginning May 2003. The promissory note does not require any collateral and does not contain any financial covenants.

     The following table summarizes future maturities under the equipment line of credit and the promissory note as of March 31, 2004:

	Equipment	Promissory
Year ending December 31,	Line of Credit	Note	Total Debt
	(In thousands)
2004 (Remainder)	$711	$77	$788
2005	948	102	1,050
2006	454	25	479

Minimum future payments	2,113	204	2,317
Less amounts representing interest	—	5	5

Total debt	2,113	199	2,312
Current portion of long-term debt	948	98	1,046

Long-term debt	$1,165	$101	$1,266

7.	Comprehensive Income (Loss)

  Total comprehensive income (loss), which includes net income (loss) and the foreign currency translation adjustment, was $(60,000) and $0.6 million for the three months ended March 31, 2004 and 2003, respectively.

8.	Geographic Information

  Revenue was distributed geographically as follows:

	Three months ended
	March 31,
	2004	2003
	(In thousands)
United States	$10,067	$10,312
United Kingdom	4,272	4,184

	$14,339	$14,496

Substantially all of OneSource’s identifiable long-lived assets are located in the United States.

9.	Stockholders’ Equity

     a. Treasury Stock

     In April 2001, OneSource’ board of directors announced a stock buyback program to repurchase up to 1,000,000 shares of OneSource common stock over the following twelve months. In January 2002, OneSource completed the repurchase of its common stock authorized under this stock buyback program at an average price of $8.48 per share.

     In January 2002, OneSource’ board of directors announced a second stock buyback program to repurchase up to an additional $5.0 million of its common stock over the following twelve months. In November 2002, OneSource completed its second stock buyback program, having repurchased 749,931 shares of its common stock at an average price of $6.67 per share.

     In October 2002, OneSource’ board of directors announced a third stock buyback program to repurchase up to an additional $5.0 million of its common stock over the following twelve months. In August 2003, OneSource completed its third stock buyback program, having repurchased 736,837 shares of its common stock at an average price of $6.79 per share.

     In July 2003, OneSource’ board of directors announced a fourth stock buyback program to repurchase up to an additional $7.0 million of its common stock over the following twelve months. As of March 31, 2004, OneSource had repurchased 234,882 shares of its common stock under this fourth stock buyback program at an average price of $7.83 per share for a total cost of $1.8 million.

     In August 2002, OneSource began to re-issue its treasury stock, using the average cost method, for stock option exercises associated with OneSource’s various stock option plans and the 1999 Employee Stock Purchase Plan. As of March 31, 2004, OneSource had re-issued 1,082,965 shares of its treasury stock having an average cost of $7.51 per share.

     Gains resulting from the re-issuance of treasury stock at per share prices that are above the average cost are recorded as an increase to additional paid-in capital. Losses resulting from the re-issuance of treasury stock at per share prices that are below the average cost are first recorded as a reduction of additional paid-in capital for previously recorded gains, then as an increase to accumulated deficit. As a result of the re-issuance of treasury stock, OneSource recorded an increase of zero and $1.1 million to accumulated deficit during the three months ended March 31, 2004 and 2003, respectively.

     b. Shareholder Rights Plan

     In October 2003, the board of directors of OneSource adopted a shareholder rights plan (the “Rights Plan”) under which all holders of record of OneSource common stock as of October 6, 2003 were issued a right to purchase a fraction of a share of a new series of preferred stock. The Rights Plan is designed to enhance the ability of OneSource’s board of directors to provide for fair and equal treatment for all shareholders.

     Each right entitles the holder to purchase from OneSource one-thousandth of a share of a new series of participating preferred stock at an initial purchase price of $32.50. The rights will become exercisable and will detach from the common stock a specified period of time after any person has become the beneficial owner of 15% or more of OneSource common stock or commenced a tender or exchange offer which, if consummated, would result in any person becoming the beneficial owner of 15% or more of the common stock.

     If any person becomes the beneficial owner of 15% or more of OneSource common stock, each right will entitle the holder, other than the acquiring person, to purchase for a number of shares of capital stock of OneSource having a value of twice the purchase price.

     If, following an acquisition of 15% or more of OneSource common stock, OneSource is involved in certain mergers or other business combinations or sells or transfers more than 50% of its assets or earning power, each right will entitle the holder to purchase for the purchase price common stock of the other party to such transaction having a value of twice the purchase price.

     At any time after a person has acquired 15% or more (but before any person has acquired more than 50%) of OneSource common stock, OneSource may exchange all or part of the rights for shares of common stock at an exchange ratio of one share of common stock per right.

     The Rights Plan “grandfathers” ValueAct Capital, L.P. and its affiliates as long as they do not acquire beneficial ownership of more than 35% of OneSource common stock. On February 17, 2004, the Rights Plan was amended to exempt the proposed transaction with ValueAct Capital and its affiliates. On April 29, 2004, the proposed transaction with ValueAct Capital and its affiliates was terminated.

     On April 29, 2004, the Rights Plan was further amended to exempt the proposed transaction with infoUSA Inc. and its affiliates and to remove the exemption for the proposed transaction with ValueAct Capital and its affiliates.

     OneSource may redeem the rights at a price of $0.001 per right at any time prior to the time that any person becomes the beneficial owner of 15% or more of its common stock. The rights will expire on October 6, 2013, unless earlier exchanged.

10.	Guarantor Agreements and Provisions

     The following is a summary of agreements and provisions that OneSource has determined are within the scope of Financial Accounting Standards Board Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others:”

     OneSource’s agreements with OneSource product customers, third party information and technology providers, and vendors include standard indemnification provisions. Under these agreements, OneSource generally agrees to defend, indemnify, and hold harmless the indemnified party with respect to any third party claim that the OneSource product, excluding any data or technology provided by the indemnified party, infringes a United States or United Kingdom patent, copyright, trade secret, or other proprietary right. The terms of these indemnification provisions are generally perpetual after execution of the agreement. The maximum potential amount of future payments OneSource may be required to make under these indemnification provisions is unlimited. OneSource has never incurred costs to defend lawsuits or settle actions related to these indemnification provisions. As a result, OneSource believes that the estimated fair market value of these indemnification provisions is minimal. Accordingly, OneSource does not have any liabilities recorded in its financial statements related to these provisions as of March 31, 2004.

     OneSource’s agreements with OneSource product customers also include standard warranty provisions. OneSource warrants that it has the right to license the OneSource product line to customers, but does not warrant the accuracy, adequacy, completeness, or timeliness of the OneSource products or content from the OneSource products. If required, OneSource would disclose the estimated cost of product warranties based on specific warranty claims received. However, OneSource has never incurred expense under its product warranties. As a result, OneSource believes that the estimated fair market value of this warranty provision is minimal. Accordingly, OneSource does not have any liabilities recorded in its financial statements related to this provision as of March 31, 2004.

     OneSource has provisions in its articles of incorporation whereby it indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was serving, at OneSource’s request in such capacity. The maximum potential amount of future payments OneSource could be required to make under these indemnification provisions is unlimited; however, OneSource has a Directors and Officers insurance policy that limits its exposure and should enable it to recover a portion of any future amounts paid. As a result of OneSource’s insurance policy coverage, OneSource estimates that the exposure resulting from these indemnification provisions is minimal. Accordingly, OneSource does not have any liabilities recorded for these provisions as of March 31, 2004.

11.	Contingencies

     OneSource and its directors were named as defendants in two purported class action lawsuits filed in the Delaware Court of Chancery in February 2004, entitled Hoffacker v. OneSource Information Services, Inc., et al., Filing ID No. 3140593, and Pennsylvania Avenue Funds v. Kamin, et al., Filing ID No. 3141683, respectively. The complaints allege, among other things, that the defendants breached their fiduciary duties in entering into the proposed transaction with affiliates of ValueAct Capital. The complaints seek unspecified damages and injunctive relief. OneSource and its directors believe the claims to be without merit and intend to defend against them vigorously.

12.	Subsequent Event

     At March 31, 2004, OneSource did not comply with a financial covenant of the Loan and Security Agreement, as described in Note 6 to these consolidated financial statements, and Silicon Valley Bank has waived such noncompliance as of April 21, 2004.

     On April 29, 2004, OneSource terminated the merger agreement, dated February 18, 2004, with affiliates of ValueAct Capital Partners, L.P. under which each share of common stock of OneSource outstanding at the time of the merger (other than shares held by

ValueAct Capital and its affiliates) was to be converted into the right to receive $8.40 per share in cash (the “ValueAct Agreement”). Pursuant to the terms of the ValueAct Agreement, OneSource paid ValueAct Capital a termination fee of $3.0 million and expense reimbursement of $956,255.

     On April 29, 2004, OneSource also announced that it had entered into an agreement to be acquired by a wholly-owned subsidiary of infoUSA Inc. for $8.85 per share in cash. This transaction has been structured as a cash tender offer for 100% of OneSource’s outstanding shares of common stock to be followed by the merger of OneSource with and into a wholly-owned subsidiary of infoUSA Inc., and the offer is expected to close in the second quarter of 2004. A vote of OneSource shareholders on the merger will be required only if infoUSA owns less than 90% of the shares of common stock of OneSource following the offer. In connection with the transaction, ValueAct Capital Partners, L.P. and certain of its affiliates and Martin Kahn, executive chairman and interim chief executive officer of OneSource, have entered into agreements with infoUSA Inc., under which they have agreed to tender their OneSource common stock pursuant to the offer and vote in favor of the offer. These stockholders held approximately 34.1% of the outstanding common stock of OneSource as of April 29, 2004. As part of the transaction, OneSource has granted infoUSA an option to acquire up to 19.9% of the issued and outstanding shares of OneSource that would become exercisable only upon the acceptance and payment for shares of common stock in the offer if, after the exercise of the option, infoUSA would own 90% or more of the issued and outstanding shares of common stock of OneSource. On April 29, 2004, OneSource’s Rights Agreement with American Stock Transfer & Trust Company, dated as of October 7, 2003, was amended to exempt this proposed transaction. On April 29, 2004, OneSource received a payment of $3.0 million from infoUSA for the purpose of reimbursing OneSource for the termination fee incurred in connection with OneSource’s termination of the ValueAct Agreement.